IMAGING DIAGNOSTIC SYSTEMS, INC.
                           [Letterhead of Registrant]


                                  May 17, 1999


Imaging Diagnostic Systems, Inc.
6531 N.W. 18th Court
Plantation, FL 33313


Re: Registration Statement on Form S-2

Gentleman:

This opinion is submitted pursuant to applicable rules of the Securities and Exchange Commission with respect to the registration by Imaging Diagnostic Systems, Inc. (the "Company") of an aggregate of 7,130,467 shares of Common Stock, no par value (the "Common Stock") pursuant to a Registration Statement on Form S-2.

In my capacity as general counsel to the Company, I have examined the original, certified, conformed, or other copies of the Company's Certificate of Incorporation, Bylaws and corporate minutes provided to me by the Company. In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to me as conformed, Photostat or other copies. .In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. Based upon and in reliance of the foregoing, I am of the opinion that the Common Stock has been and the common stock, shares underlying the Series H Preferred Stock and the Warrants will be, upon conversion exercise or issuance, validly issued, fully paid and non-assessable. I hereby consent to the use of this opinion in the Registration Statement on Form S-2 to be filed with the Commission.


/s/Rebecca J. Del Medico
Rebecca J. Del Medico General Counsel